EXHIBIT 99.1
GIANT INDUSTRIES, INC.
NEWS RELEASE

Contact: Mark B. Cox
         Executive Vice President, Treasurer, & Chief Financial Officer Giant Industries, Inc.
         (480) 585-8888

FOR IMMEDIATE RELEASE

June 30, 2005


                   GIANT INDUSTRIES, INC. ANNOUNCES INCREASE
                       AND EXTENSION OF CREDIT AGREEMENT


Scottsdale, Arizona, June 30, 2005 - Giant Industries, Inc. [NYSE: GI] today announced that it has entered into a Fourth Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and as Issuing Bank, and a group of banks as Lenders. The $175,000,000 Revolving Credit Facility is for, among other things, working capital, acquisitions and other general corporate purposes. Previously, the amount available under the credit facility was $100,000,000.

Under this new Credit Facility, existing borrowing costs are reduced, certain of the covenants have been eased, and the term has been extended to 2010. The Company also has options to increase the size of the facility up to $250,000,000.

Giant Industries, Inc., headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Bloomfield, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports and a chain of retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent company of Phoenix Fuel Co., Inc., an Arizona wholesale petroleum products distributor. For more information, please visit Giant's website at www.giant.com.